December 22, 2021	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS NOVEMBER 2021 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for November 2021, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Our client-first culture and industry-leading technology offerings continue to resonate with financial advisors, leading to strong retention and recruiting activity across our multiple affiliation options,” said Chairman and CEO Paul Reilly. “Additionally, investment banking activity remains robust.”

Selected Key Metrics

$ in billions	As of			% change from
	November 30, 2021	November 30, 2020	October 31, 2021	November 30, 2020	October 31, 2021
Client assets under administration	$1,220.3	$993.3	$1,230.4	23%	(1)%
Private Client Group assets under administration	$1,162.7	$943.4	$1,173.8	23%	(1)%
Private Client Group assets in fee-based accounts	$653.9	$512.5	$658.5	28%	(1)%
Financial assets under management	$196.4	$163.8	$199.3	20%	(1)%

Raymond James Bank loans, net	$25.7	$21.6	$25.4	19%	1%

Clients’ domestic cash sweep balances	$68.4	$58.8	$66.8	16%	2%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,500 financial advisors. Total client assets are $1.22 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.